UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No._1_)


                              First Interstate BancSystem, Inc
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                                (Name of Issuer)

                                  Class A common stock
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                         (Title of Class of Securities)

                                    32055Y201
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                                 (CUSIP Number)

                                    01/31/2015
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)

CUSIP NO. 32055Y201
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 1  NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    EARNEST Partners, LLC
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 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [  ]
    (b) [  ]
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 3  SEC USE ONLY
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 4  CITIZENSHIP OR PLACE OF ORGANIZATION  State of Georgia
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              5    SOLE VOTING POWER  364,139
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER  28,606
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER  975,827
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  0
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 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  975,827
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)[   ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  4.5%
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12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
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    IA
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Item 1

    (a)  Name of Issuer  First Interstate BancSystem, Inc

    (b)  Address of Issuer's Principal Executive Offices
         401 North 31st Street Billings, MT 59116-0918

Item 2

    (a)  Name of Person Filing  EARNEST Partners, LLC

    (b) Address of Principal Business Office or, if none, Residence 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309

    (c)  Citizenship  State of Georgia

    (d)  Title of Class of Securities  Class A Common Stock

    (e)  CUSIP Number  32055Y201

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [  ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:  975,827

    (b)  Percent of class:  4.5%

    (c)  Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote  364,139

      (ii)  Shared power to vote or to direct the vote  28,606

      (iii) Sole power to dispose or to direct the disposition of  975,827

      (iv)  Shared power to dispose or to direct the disposition of  0


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

EARNEST Partners, LLC is filing as an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E). No client interest relates to more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.  Identification and Classification of Members of the Group.

Not Applicable


Item 9.  Notice of Dissolution of a Group

Not Applicable

Item 10.  Certification

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 10, 2015
                                         ----------------------------------
                                                       Date

                                             /s/ James M. Wilson
                                         ----------------------------------
                                                     Signature

                                                 James M. Wilson
                                                   Chief Compliance Officer

                                         ----------------------------------
                                                     Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

ACN/Form 13G  (C) 2006: Advisor Consultant Network, Inc.